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                                                                    EXHIBIT 99.7



                              EMPLOYMENT AGREEMENT
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          This Employment Agreement (this "Agreement") is entered into as of
_________, 1996, between United Video Satellite Group, Inc., a Delaware corporation (the "Company"), and Lawrence Flinn, Jr. ("Employee").

                                    Recitals
                                    --------

          WHEREAS, Tele-Communications, Inc. ("TCI") has taken actions to acquire a voting interest in the Company of not less than 80% through a merger of a direct wholly owned subsidiary of TCI, with and into the Company (the "Merger"); and

          WHEREAS, the Company and Employee desire to enter into this Agreement.

          NOW THEREFORE, for and in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Company and Employee hereby agree as follows:

          1. Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company on the terms set forth in this agreement.

          2.   Title and Duties; Scope of Responsibilities.

               (a) Title and Duties. Employee shall be employed by the Company and shall serve as Chairman of the Board and Chief Executive Officer of the Company. Employee shall (i) provide strategic oversight planning and management; and (ii) act as Chief Executive Officer of the Company and supervise and direct management employees.

               (b) Scope of Responsibilities. Employee shall devote as much time as is reasonably required to perform his duties under this Agreement. His actions shall at all times be such that they do not discredit the Company or its products and services.

          3.   Compensation.

               (a) Salary. For all services rendered by Employee hereunder, the Company shall pay Employee during the term of this Agreement a base salary, payable semimonthly in arrears. Employee's base salary of $575,000 per annum in effect at December 31, 1995 was increased by 12.5% effective January 1, 1996, and will be subject to

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annual increases of 8% on January 1 in each of the two years after 1996, unless this Agreement is sooner terminated in accordance with Section 5.

               (b)  Benefits.  In addition to salary payments as provided in
Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans, pension or profit sharing plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms of such plans. Nothing in this Agreement shall require the Company to adopt or maintain any such employee benefit plans. Employee shall be entitled to sick leave and vacation in accordance with the Company's established policies applicable to its employees generally. Benefits to be provided by the Company under Sections 5(d) and 5(e) after termination of this Agreement for the periods specified therein shall include health insurance and long term disability insurance to the extent the company may provide the same to former employees. Such benefits shall not include participation in the Company's 401(k) plan or any similar benefit plans of the Company. Notwithstanding the foregoing Employee shall have the benefits, prerequisites, staff and office facilities in Fairfield County, CT that he has on the date of this Agreement.

               (c) Stock Options; Bonuses. Employee may also be granted options and other equity incentives by the Company from time to time. Nothing in this Agreement shall require the Company to establish an equity incentive program or confer on Employee any right to receive any stock option or other equity incentive. If Employee's employment is terminated by the Company without cause, all stock options granted by the Company to Employee shall immediately vest and become fully exercisable. Employee may also be granted bonuses by the Company from time to time; provided, however, that nothing contained herein shall obligate the Company to pay any bonuses to Employee or to maintain any bonus procedures, such matters being left to the sole discretion of the Compensation Committee of the Board following consultation with independent compensation consultants.

          4. Term. Unless sooner terminated in accordance with Section 5, this Agreement shall terminate on the third anniversary date of the Closing (as defined in the Agreement and Plan of Merger dated as of July 10, 1995 ("Merger Agreement")) of the Merger. Termination of this Agreement under this Section 4, shall not of itself constitute termination of Employee's employment by the Company. Sections 6, 7, 8 and 9 shall remain in full force and effect for the periods specified in such sections notwithstanding any termination of this Agreement.

          5.   Early Termination.

               (a) Death. If Employee dies during the term of this Agreement, the Company shall make a lump sum payment (less applicable withholding taxes) to his estate in an amount equal to the salary (but not bonus) that would have been payable for the 12 months next following his death.

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               (b)  Disability.  If during the term of this Agreement Employee becomes disabled, the Company may terminate this Agreement on 30 days' prior notice to Employee or his duly appointed legal representative. For purposes of this Section 5(b), the Employee becomes "disabled" if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. If this Agreement is terminated under this Section 5(b), Employee shall continue to receive his base salary through the date that is 12 months after such termination.

               (c) Cause. The Company may terminate this Agreement at any time for "cause." For purposes of this Agreement, cause shall be defined as either of the following: (i) gross negligence by the Employee in the performance of his duties under this Agreement as determined by the Company; or (ii) the Employee's engaging in activities that materially adversely affect the Company or that involve illegal or materially unethical behavior counter to the best interests of the Company (for example, conveying trade secrets to a competitor). If this Agreement is terminated for cause, Employee's rights hereunder shall cease immediately upon such termination.

               (d) Change of Control. If Employee's employment is terminated by the Company or if Employee resigns after being assigned to a position of lesser responsibility, in either case within a six-month period after the occurrence of a Change of Control, this Agreement shall immediately terminate and Employee shall be entitled to receive (i) a severance payment equal to the amount of his base salary for the remainder of a two-year period following the occurrence of a Change of Control; and (ii) a continuation of benefits as specified in Section 3(b) for the remainder of such period. A "Change in Control" will be deemed to have occurred if a person (as defined in Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act")) who does not beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act) shares of the Company's capital stock entitled to vote generally in the election of directors ("Equity Securities") immediately after the Effective Time (as defined in the Merger Agreement) of the Merger becomes the beneficial owner of Equity Securities with 51% of the voting power of all Equity Securities.

               (e) Without Cause. The Company may terminate Employee's employment without cause at any time. In such event, this Agreement shall immediately terminate and Employee shall be entitled to receive (i) a severance payment equal to the amount of his base salary that would have been receivable for the period through the later of (A) the remainder of the term of this Agreement under Section 4 or (B) one year from the date of termination, (ii) a continuation of his benefits as specified in Section 3(b) for such period, and
(iii) any additional compensation due under Section 8.

               (f) By Employee. Employee may resign from his employment with the Company at any time. In such event, this Agreement shall terminate immediately. Such resignation shall have the same effect under this Agreement as a termination of this Agreement

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by the Company for cause, i.e., Employee's rights hereunder shall cease immediately upon such termination; provided, however, Employee shall not lose any stock options that have theretofore become vested as provided for in Section 3(c).

          6.   Confidential Information.

               (a) Confidentiality. Employee acknowledges that the trade secrets know-how and proprietary processes of the Company and its confidential business plans, strategies, concepts, prospects and financial data (collectively, "confidential information") are valuable, unique assets of the Company. Employee shall not, during or after the term of this agreement, disclose any of the confidential information (unless already generally known to and available for use by the public other than as a result of Employee's acts or omissions or as required by law) to any person or entity for any purpose, nor shall Employee use any confidential information except, in either case, as is required for Employee to perform his duties as an employee of the Company.

               (b) Surrender or Destruction. Employee will, upon termination of his employment with the Company, deliver to the Company all records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer or supplier data, and any other articles or papers, computer tapes and materials that have come into his possession by reason of his employment with the Company, whether or not prepared by him, and he shall not retain memoranda or copies of any of those items.

          7.   Covenants Not to Compete or Interfere.

               (a) Scope. In view of the unique and valuable executive services that Employee has been retained to render to the Company and Employee's current and future knowledge of the customers, trade secrets and other proprietary information relating to the business of the Company and its customers and suppliers, Employee agrees that during the period he is an employee of the Company and for three years after any termination of this Agreement, he will not Compete Against the Company in the United States of America.

               (b) Definition. For purposes of this Section 7, "Compete Against" means "directly or indirectly, be employed by or advise any entity that competes against the business activities of the Company, including the uplinking of television stations pursuant to compulsory licenses, the transmission of data and audio signals by satellite for customers for resale as a carrier (common or otherwise), the delivery of electronic program guides, pay per view guides and interactive guides to cable television systems, the development of interactive guides and any other material business the Company shall develop or engage in during the term of this Agreement. If any restriction contained in this Section 7 is deemed to be invalid, illegal or unenforceable by reason of its duration, geographical scope or otherwise, then such provision shall be deemed reduced in extent, duration, geographical scope or otherwise by the minimum reduction necessary to cause the restriction to be enforceable.

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               (c)  Noninterference.  During the period he is an employee of the
Company and for three years after any termination of this Agreement, Employee shall not (i) directly or indirectly cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) in any way interfere with the relationship between the Company and any employee, (iii) directly or indirectly hire any employee of the Company to work for any organization of which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest or (iv) interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement or his employment.

          8. Certain Additional Severance. If this Agreement is terminated under Section 5(e), the Company shall pay to Employee, on a semimonthly basis in arrears, an amount equal to one-half of his then applicable base salary under
Section 3(a) until the earlier of (i) three years after termination of this Agreement or (ii) the date on which he commences full-time employment or work as a full-time consultant. Any payment of severance or benefits to Employee under
Section 5(e) with respect to any period shall satisfy and reduce the Company's payment obligation under this Section 8 for that period. The right to payments pursuant to this Section 8 shall cease immediately in the event of a breach by Employee of any of his covenants made in Section 7.

          9. Injunctive Relief. Upon an actual or threatened breach by Employee of Section 6 or Section 7 of this Agreement, the Company shall be entitled to an injunction restraining Employee from such breach. Nothing in this Agreement shall limit the Company's ability to obtain any other remedies, including damages for such actual or threatened breach.

          10. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by Employee shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

          11. Severability. The invalidity or unenforceability in any application of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

          12. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by telecopy at the appropriate number indicated below with electronic confirmation of receipt, or three business days after the same is deposited in the U.S. mails, first class mail, postage prepaid, addressed as follows:

               (i)   If to the Company:
                     United Video Satellite Group, Inc.
                     7140 South Lewis Avenue
                     Tulsa, Oklahoma 74136-5422

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                     Facsimile No.: (918) 488-4951

               (ii)  If to Employee:

                     Mr. Lawrence Flinn, Jr.
                     100 First Stamford Place
                     P.O. Box 420
                     Stamford, Connecticut 06904-0420
                     Facsimile No. (203) 977-7673

or to such other address or telecopy number as either party may designate by notice pursuant to this Section 12.

          13. Governing Law. This Agreement shall be governed by Oklahoma laws.

          14. Assignment. The Company may assign its rights and delegate its obligations under this Agreement to any affiliate of the Company or to any acquiror of substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. Otherwise, neither party may assign any rights or delegate any duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

          15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by the parties, written or oral, that relates to the subject matter of this Agreement.

          16. Amendments. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be charged with the amendment or waiver.

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          17.  Effective Date.  This Agreement shall be effective upon the
Closing of the Merger.

          Executed as of the date set forth above.


                                 UNITED VIDEO SATELLITE GROUP,
                                 INC., a Delaware corporation


                                 By:_________________________________



                                 ____________________________________
                                    Lawrence Flinn, Jr.

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